Exhibit 10.2

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“Agreement”) is made and entered into by CLEARONE, INC. (the “Company”) and SIMON BREWER  (“Employee”).

WHEREAS the Company and Employee mutually desire to set forth the terms and conditions of the termination of Employee’s employment with the Company;

WHEREAS  Employee is hereby advised to consult with an attorney before signing this Agreement since it is a legal document,

Now, THEREFORE , in consideration of the mutual covenants and agreements set forth below, the Company and Employee do hereby agree as follows:

1.                  Separation Date. Employee’s last day of employment with the Company is Wednesday, December 31, 2025 (the “Separation Date”). The Company and Employee agree that s/he has been or will be paid his/her regular base salary through the Separation Date. Employee’s participation in the Company’s medical, dental, and vision plans (if s/he has elected to participate) will end on December 31, 2025. All other benefits cease as of the Separation Date. Since the Company intends to terminate its medical, dental, and vision plans effective December 31, 2025, continuation through Utah’s mini-COBRA law will not be possible.

2.                Lump Sum Severance Payment. In exchange for agreeing to and complying with the terms of this Agreement (including the general release it contains), Employee will receive the following payment from the Company:

a.                   The Company will pay severance to Employee in an amount equal to $1.00, net of lawful deductions such as income tax withholdings, Social Security/FICA, and Medicare (the “Lump Sum Severance Payment”). The Lump Sum Severance Payment shall be paid on or after December 31, 2025 and following the Effective Date of this Agreement (as defined in paragraph 13(g) below).

b.                  Other than the payments and benefits specifically set forth in paragraph 1 and this paragraph 2, Employee agrees that Company and its affiliates do not owe Employee any further payments, compensation, bonuses, benefits, stock options, severance, commissions, or any other remuneration of any kind whatsoever.

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3.               General Release of All Claims. In exchange for the payments set forth in paragraph 2 above, Employee knowingly and voluntarily releases and forever discharges Company and its parent and affiliated companies, and each of their current and former officers, shareholders, directors, employees, members, attorneys, insurers, and agents thereof, both individually and in their business capacities (collectively, the “Releasees”), of and from any and all claims, known and unknown, which the Employee has or may have against any of the Releasees based on any conduct occurring from the beginning of the world up to and including the date on which Employee signs this Agreement, including, but not limited to, any alleged claim pursuant to the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Employee Retirement Income Security Act, the Equal Pay Act, the Fair Credit Reporting Act, the Family and Medical Leave Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Older Worker Benefit Protection Act, the Rehabilitation Act, the Sarbanes-Oxley Act, Title VII of the Civil Rights Act of 1964, the Workers Adjustment and Retraining Notification Act, the Florida AIDS Act, the Florida Civil Rights Act, the Florida Equal Pay Law, the Florida False Claims Law, the Florida Genetic Testing Law, the Florida Military Leave Law, the Florida Sickle Cell Discrimination Law, the Florida Wage Discrimination Law, the Florida Wage Payment Laws, the Florida Whistleblower Law, the Florida Worker’s Compensation Retaliation Law, the Illinois Biometric Information Privacy Act, the Illinois Employment Contract Act, the Illinois Equal Pay Act, the Illinois Family Bereavement Leave Act, the Illinois Health and Safety Act, the Illinois Human Rights Act, the Illinois Labor Dispute Act, the Illinois One Day Rest in Seven Act, the Illinois Paid Leave for All Workers Act, the Illinois Right to Privacy in the Workplace Act, the Illinois Union Employee Health and Benefits Protection Act, the Illinois Whistleblower Act, the Illinois Worker Adjustment and Retraining Notification Act, the Illinois Victims’ Economic Security and Safety Act, the Illinois Whistleblower Act, the Pennsylvania Human Relations Act, the Pennsylvania Labor and Wage Payment Laws, the Utah Antidiscrimination Act, and/or any other federal, state, city, local or other anti-discrimination, fair employment practices, labor, employment, employee benefits, or other law, rule, or regulation. Notwithstanding the foregoing, the Company acknowledges and recognizes that nothing in this Agreement prohibits Employee from filing a charge or complaint with any federal, state, or local fair employment practices agency or from participating in any investigation by any governmental agency. In the event that Employee receives any money or thing of value related to any of the claims released above as a consequence of the filing of such a charge or complaint on Employee’s behalf or otherwise, Employee agrees to and shall promptly pay or turn over any such money or thing of value to the Company unless prohibited by law.

4.                  California. If during employment with the Company, Employee lived or worked in California, Employee is releasing all rights under Section 1542 of the California Civil Code, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

5.                  Confidentiality. Employee acknowledges and agrees that he is still bound by the Company’s Confidentiality, Restrictive Covenants and Intellectual Property Agreement. Employee further agrees that this Agreement, any and all matters concerning Employee’s separation from the Company, and all of the Company’s confidential information will be maintained in confidence and will not be disclosed to any person or entity. Notwithstanding the foregoing, Employee may reveal the relevant terms of this Agreement to his spouse, tax advisor, and/or an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement, or as may be required by any governmental agency.

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6.                   Return of Property; Deletion of Work-Related Electronic Files from Personal Devices. If not already done, Employee hereby agrees that he will promptly return to Company any and all laptops, iPads, cellular phones, ClearOne demo products, credit cards, calling cards, marketing materials, files, e-mails, data, confidential information, or other property of Company, without deleting any data or applications therefrom and without retaining any copies or extracts thereof. To the extent that Employee has any work-related files, e-mails, data,or information in electronic form on Employee’s personal devices (or accessible therefrom), Employee further agrees to delete all such files, e-mails, data, and information.

7.                  Employee’s Future Conduct and Obligations.

a.                   Employee acknowledges and agrees that he is still bound by any confidentiality or non-disclosure agreement that Employee signed prior to or during Employee’s employment with the Company and/or any predecessor thereof.

b.                  Additionally, Employee agrees that he will not at any time engage in any form of conduct, or make any statements or representations, that disparage or otherwise impair the reputation, goodwill, or commercial interests of the Company, its management, officers, employees, stockholders, and/or affiliates.

c.                   In addition, Employee agrees to cooperate with Company reasonably responding to questions relating to issues concerning his employment with the Company and by making himself reasonably available to meet with the Company or its representatives to discuss any litigation, arbitration, governmental investigation, internal company investigation, or other proceeding or matter with respect to which he may have relevant information.

8.                  Non-Admission. The making of this Agreement is not intended, and shall not be construed, as an admission that either party hereto has violated any federal, state, or local law, ordinance or regulation, breached any contract (express or implied), or committed any wrong whatsoever.

9.                  Notices. Employee shall promptly notify Company of any change in Employee’s residence address. Any notice to be given hereunder may be delivered (a) in the case of the Company, by e-mail to Teri Lee at Teri.Lee@ClearOne.com, and (b) in the case of the Employee, either to him/her personally or by first class mail to his/her last known residence address.

10.              Certain Forfeitures in Event of Breach. Employee acknowledges and agrees that, notwithstanding any other provision of this Agreement, in the event the Employee breaches any obligation under this Agreement, Employee will forfeit his right to receive the payments provided for in paragraph 2 of this Agreement (except for $100) and, to the extent that such payments have already been paid to the Employee, the Company shall have the right to recover such payments from the Employee.

11.              Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Utah without giving effect to the principles of conflicts of laws thereof and the parties shall be subject to the personal jurisdiction and venue of federal and state courts located in Salt Lake City, Utah, in connection with any actions brought under this Agreement.

12.              Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes and replaces any prior agreements or understandings between the parties with respect to Employee’s separation. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement.

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13.              Meaning of Signing This Agreement. By signing this Agreement, Employee expressly acknowledges and agrees that:

a.                   Employee has carefully read this Agreement and fully understand what it means;

b.                  Employee have been advised in writing to discuss this Agreement with an attorney before signing it.

c.                   Employee has been given at least forty-five (45) calendar days to consider this Agreement;

d.                  Employee has been given a list of the job titles and ages of all U.S. employees eligible for this separation program and the job titles and ages of all U.S. employees who are not eligible for this program (see Appendix A);

e.                   Employee has agreed to this Agreement knowingly and voluntarily, was not subject to any undue influence or duress, and is competent to execute this document;

f.                    Employee may revoke his/her acceptance of this Agreement within seven (7) days after signing it by sending written Notice of Revocation to Teri Lee by e-mail at Teri.Lee@ClearOne.com; and

g.                  This Agreement becomes effective and enforceable if it has not been revoked on the eighth (8th) day after Employee signs this Agreement (such date being the “Effective Date”).

14.              Return of Signed Agreement. Employee may accept this Agreement by signing and dating the Agreement and returning it by email to Teri Lee at Teri.Lee@ClearOne.com within forty-five (45) days after receiving it. If Employee does not sign and return this Agreement within said 45 days, this Agreement shall be deemed automatically null and void.

The parties knowingly and voluntarily sign this Confidential Separation Agreement and General Release as of the date(s) set forth below:

CLEARONE, INC

By:	/s/ Eric L.Robinson	Dated:	Dec 23,2025
Eric L. Robinson
Chairman of the Board of Directors

SIMON BREWER

By:	/s/ Simon Brewer	Dated:	Dec 23,2025
Simon Brewer

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Appendix A

Eligible Class – All U.S. employees identified below currently employed by ClearOne, Inc.:

(1) whose positions were or are being eliminated in June or November/December 2025, (2) who continue to satisfactorily perform their duties in good faith as requested until their Separation Date, (3) who do not commit any terminable offenses, (4) who comply with all conditions set forth in the Confidential Separation Agreement and General Release (such as returning Company property), and (5) who sign, date, and return the Confidential Separation Agreement and General Release within 45 days of receiving it and do not revoke it within 7 days of signing it.

The information set forth below is intended to inform eligible U.S. employees as to the job titles and ages of all individuals eligible for the ClearOne Severance Program and the job titles and ages (as of Dec. 31, 2025) of all U.S. employees who are not currently eligible for the program:

List of U.S. Employees Eligible for the November/December ClearOne Severance Program:

Job Title	Age
VP of Sales	65
HR Manager	63
Senior Accountant	63
Sr Director Financial Reporting	59
Chief Executive Officer	58
Accountant	53
Technical Support Representative	50
VP Operations	49
Director of IT	49
BPS Supervisor	45
Shipping Specialist	28

List of U.S. Employees who were Eligible for the June ClearOne Severance Program:

Job Title	Age	Job Title	Age
Advisory FW Engineer	74	Sr Operations Specialist	58
Quality Assurance Engineer	68	Sr Director UC/Collaboration	57
Principal DSP Research Engineer	67	Senior Design Engineer	56
Regional Sales Director	66	Advisory DSP Engineer	54
Vice President APAC	66	Technical Manager, SW Engineering	54
Technical Training Supervisor	65	Senior QA Engineer	49
Supervisor Quality Assurance	65	SR Technical Manager, Wireless Mic	48
Regional Sales Manager	61	Engineer
RMA Coordinator	61	Pro AV Systems Engineer	47
Principal Advisory HW Engineer	59	Technical Trainer	47
VP Audio Technologies	58	Manager of QAE & Tech Support	44
Advisory SW Engineer	58	Inside Sales Representative	33

List of U.S. Employees NOT Eligible for the ClearOne Severance Program:

Job Title	Age
Chief Financial Officer	47

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